Exhibit 99.1

For Immediate Release

PIEDMONT OFFICE REALTY TRUST

REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Atlanta, Georgia, March 15, 2010 (Globe Newswire via COMTEX) – Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE: PDM), an owner of Class A properties located primarily in the ten largest U.S. office markets, today announced its results for the fourth quarter and the year ended December 31, 2009.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “In 2009 we executed over two million square feet of leases while maintaining a 78% retention rate, against the backdrop of a challenging economic and operating environment. Early in 2010, we successfully completed the process of transitioning Piedmont to a listed REIT which provides us with more flexible capital alternatives in the future. We believe we entered 2010 in a position of strength, with occupancy at 90%, an extremely solid balance sheet and a team committed to public market best practices.”

Results for the Fourth Quarter ended December 31, 2009

Piedmont reported net income available to common stockholders of $25.9 million, or $0.16 per diluted share, for the fourth quarter 2009 compared to net income of $31.6 million, or $0.20 per diluted share, in the fourth quarter 2008. Revenues for the quarter ended December 31, 2009 totaled $151.0 million compared to $155.4 million in the prior year period. Funds from operations (FFO) for the quarter totaled $69.5 million, or $0.44 per diluted share, compared to $72.8 million, or $0.46 per diluted share, in fourth quarter 2008. Adjusted FFO (AFFO) in the fourth quarter totaled $47.7 million, or $0.30 per diluted share, as compared to $55.6 million, or $0.35 per diluted share, in the fourth quarter 2008.

The Company executed new and renewal leases for approximately 1.2 million square feet in the fourth quarter of 2009 with a 6.2% increase in rent per square foot on an accrual basis and a 3.3% decline on a cash basis.

Results for the Year ended December 31, 2009

Net income for the year ended December 31, 2009 totaled $74.7 million, or $0.47 per diluted share, compared to net income for the prior year of $131.3 million, or $0.82 per diluted share, respectively. Revenues for the year totaled $604.9 million compared to $622.0 million for the year ended December 31, 2008. FFO and FFO per share for the year totaled $239.3 million, or $1.51 per diluted share, compared to $294.9 million, or $1.85 per diluted share, in 2008. In the third quarter of 2009, the Company recognized impairment charges of approximately $37.6 million on assets primarily in its Detroit and New Jersey markets as reflected in both its net income and FFO. Adjusting for these impairment charges, the Company’s Core FFO for the year totaled $276.9 million, or $1.75 per diluted share, compared to $297.0 million, or $1.86 per diluted share, in 2008. AFFO for the year and prior year period totaled $227.3 million, or $1.43 per diluted share, and $253.6 million, or $1.59 per diluted share, respectively.

New leases executed during the year totaled roughly 2.3 million square feet. Rent per square foot for new leases increased 6.5% on an accrual basis as compared to a 1.4% decline on a cash basis.

On December 31, 2009, Piedmont’s office property portfolio was 90.1% occupied with a weighted average lease term of 5.9 years. Same store net operating income on a cash basis declined 3.6% from the prior year to $362.4 million in the face of a challenging operating environment. During the year the Company’s portfolio was unchanged as it neither bought nor sold assets.

Balance Sheet and Capital Markets Activities

At year end, Piedmont’s total assets were $4.4 billion with total debt of $1.5 billion. Total gross assets, exclusive of accumulated depreciation or amortization related to buildings and improvements and intangible lease assets, were $5.2 billion as of December 31, 2009. Total debt to total gross asset value was 29.1% and net debt (total debt less cash and cash equivalents) to core EBITDA was 4.3x. The Company’s fixed charge coverage ratio was 4.5x and it had cash and capacity on its unsecured credit line of approximately $385.6 million and no debt maturities in 2010.

Subsequent Events to December 31, 2009

On January 22, 2010, the Company filed an amendment to its charter to effect a one for three reverse stock split and a recapitalization of its common stock. The recapitalization was approved by the Company’s stockholders on January 20, 2010, resulting in a conversion of each original share of common stock into: (a) 1/12th of a share of Class A common stock; plus (b) 1/12th of a share of Class B-1 common stock; plus (c) 1/12th of a share of Class B-2 common stock; plus (d) 1/12th of a share of Class B-3 common stock. Cash was paid in lieu of fractional shares. Per share information in the aforementioned results and subsequently presented financial statements reflect this recapitalization.

On February 10, 2010, Piedmont’s Class A common stock became publicly traded on the New York Stock Exchange, and on February 16, 2010, Piedmont issued approximately 12 million Class A common shares (7.5% of all outstanding common stock as of year-end). Net proceeds (after underwriters’ discount but before offering costs) of approximately $161.8 million from the offering were used to pay down its $500 million revolving credit facility and for general corporate purposes.

Commencing with the first quarter of 2010, Piedmont will be holding publicly telecast quarterly conference calls to discuss results and answer questions from the investment community. Call information will be released prior to the scheduled reporting date.

Guidance for 2010

The following financial guidance for full-year 2010 is based on management’s expectations at this time:

	Low		High
Net Income	$117	-	124 million
Add: Depreciation & Amortization	$152	-	154 million
Funds from Operations	$269	-	278 million
Funds from Operations per diluted share	$1.56	-	1.62

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See the following pages for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Supplemental Information

Supplemental information regarding Piedmont’s 2009 fourth quarter and year-end financial results can be accessed on our website under the Investor Relations section at “www.piedmontreit.com”.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. is a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. Piedmont is one of the ten largest public office REITs based on total gross assets. Since commencing operations in June 1998, the Company has acquired over $5.5 billion of office and industrial properties. Rated as an investment-grade company by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while acquiring its properties. Over eighty percent of our Annualized Lease Revenue (as defined in the Quarterly Supplemental Information) is derived from our office properties located in the ten largest U.S. office markets including premier office markets such as Chicago, Washington D.C., the New York metropolitan area, Boston and greater Los Angeles.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the strength of the company’s leasing portfolio and the Company’s anticipated net income, depreciation and amortization, FFO, and FFO per share (diluted) for the year ending December 31, 2010.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; the success of the Company’s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in our most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information please contact:

Eddie Guilbert

Piedmont Office Realty Trust

Phone: 770-418-8592

Email: research.analysts@piedmontreit.com

Or

Evelyn Infurna

ICR. Inc.

Phone: 203-682-8346

Email: Evelyn.infurna@icrinc.com

Or

Investor Relations

Phone: 800-557-4830

Email: investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

Unaudited (in thousands)

	December 31, 2009	December 31, 2008
Assets:
Real estate, at cost:
Land assets	$651,876	$659,637
Buildings and improvements	3,663,391	3,663,597
Buildings and improvements, accumulated depreciation	(665,068)	(564,940)
Intangible lease asset	243,312	285,514
Intangible lease asset, accumulated amortization	(147,043)	(154,997)
Construction in progress	17,059	19,259

Total real estate assets	3,763,527	3,908,070
Investment in unconsolidated joint ventures	43,940	48,240
Cash and cash equivalents	10,004	20,333
Tenant receivables, net of allowance for doubtful accounts	33,071	35,589
Straight line rent receivable	95,371	90,818
Notes receivable	58,739	46,914
Due from unconsolidated joint ventures	1,083	1,067
Prepaid expenses and other assets	21,456	21,788
Goodwill	180,097	180,390
Deferred financing costs, less accumulated amortization	7,205	9,897
Deferred lease costs, less accumulated amortization	180,852	194,224

Total assets	$4,395,345	$4,557,330

Liabilities:
Lines of credit and notes payable	1,516,525	1,523,625
Accounts payable, accrued expenses, and accrued capital expenditures	97,747	111,411
Deferred income	34,506	24,920
Intangible lease liabilities, less accumulated amortization	60,655	73,196
Interest rate swap	3,866	8,957

Total liabilities	1,713,299	1,742,109
Redeemable common stock (1)	75,164	112,927
Shareholders’ equity (2) :
Class A common stock	397	399
Class B-1 common stock	397	399
Class B-2 common stock	397	399
Class B-3 common stock	398	399
Additional paid in capital	3,477,168	3,491,654
Cumulative distributions in excess of earnings	(798,561)	(674,326)
Redeemable common stock	(75,164)	(112,927)
Other comprehensive loss	(3,866)	(8,957)

Piedmont stockholders’ equity	2,601,166	2,697,040
Non-controlling interest	5,716	5,254

Total stockholders’ equity	2,606,882	2,702,294

Total liabilities, redeemable common stock and stockholders’ equity	$4,395,345	$4,557,330

All classes of common stock outstanding at end of period (2)	158,917	159,634

(1)

On November 24, 2009, our board of directors suspended the share redemption plan. On February 17, 2010, the board of directors terminated the share redemption plan. This item, therefore, will not be presented on the balance sheet in future periods.

(2)

On January 22, 2010, we filed an amendment to our charter to effect a recapitalization of our common stock. Shares outstanding reflect this recapitalization. Upon the effectiveness of the recapitalization, each share of our outstanding common stock converted automatically into : (a) 1/12th of a share of our Class A common stock; plus (b) 1/12th of a share of our Class B-1 common stock; plus (c) 1/12th of a share of our Class B-2 common stock; plus (d) 1/12th of a share of our Class B-3 common stock.

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Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Revenues:
Rental income	$112,000	$113,387	$449,814	$455,183
Tenant reimbursements	36,108	37,420	149,196	150,264
Property management fee revenue	928	863	3,111	3,245
Other rental income	1,981	3,746	2,763	13,273

Total revenues	151,017	155,416	604,884	621,965
Real estate operating expenses:
Property operating costs	56,768	55,141	227,867	222,351
Asset and property management fees	490	533	1,944	2,022
Depreciation	27,090	25,997	106,073	99,745
Amortization	16,171	14,903	57,299	62,050
Impairment loss on real estate assets	—	—	35,063	—
General and administrative	6,269	8,310	28,271	31,631

Total real estate operating expenses	106,788	104,884	456,517	417,799

Real estate operating income	44,229	50,532	148,367	204,166
Other income (expense):
Interest expense	(19,488)	(20,181)	(77,743)	(75,988)
Interest and other income	652	741	4,450	3,416
Equity in income of unconsolidated joint ventures	672	619	104	256

Total other income (expense)	(18,164)	(18,821)	(73,189)	(72,316)

Income from continuing operations	26,065	31,711	75,178	131,850
Operating income	—	—	—	10

Total discontinued operations	—	—	—	10

Net income	26,065	31,711	75,178	131,860
Less: Net income attributable to noncontrolling interest	(119)	(116)	(478)	(546)

Net income attributable to Piedmont	$25,946	$31,595	$74,700	$131,314

Weighted average common shares outstanding - diluted	158,393	158,773	158,581	159,722

Net income per share available to common stockholders - basic and diluted	$0.16	$0.20	$0.47	$0.82

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Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Net income attributable to Piedmont	$25,946	$31,595	$74,700	$131,314
Add:
Depreciation (1)	27,264	26,209	106,878	100,849
Amortization (1)	16,274	15,011	57,708	62,767

Funds from operations*	69,484	72,815	239,286	294,930
Add:
Impairment loss on real estate assets (1)	—	—	37,633	2,088

Core funds from operations*	69,484	72,815	276,919	297,018
Add:
Depreciation on non real estate assets	171	147	632	379
Non-cash compensation expense	671	778	3,178	3,555
Amortization related to notes payable	696	697	2,786	1,859
Deduct:
Straight line effects of lease revenue (1)	(1,618)	(661)	(997)	(1,216)
Amortization of lease-related intangibles (1)	(1,663)	(884)	(5,399)	(3,214)
Amortization related to notes receivable	(334)	(268)	(2,278)	(840)
Non-incremental capital expenditures (2)	(19,698)	(16,990)	(47,496)	(43,892)

Adjusted funds from operations*	$47,709	$55,634	$227,345	$253,649

Weighted average common shares outstanding - diluted	158,393	158,773	158,581	159,722
Funds from operations* per share (diluted)	$0.44	$0.46	$1.51	$1.85
Core funds from operations* per share (diluted)	$0.44	$0.46	$1.75	$1.86
Adjusted funds from operations* per share (diluted)	$0.30	$0.35	$1.43	$1.59

(1)	Includes adjustments for wholly-owned properties, and for our proportionate ownership in unconsolidated joint ventures.
(2)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. Such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as impairment losses and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

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Piedmont Office Realty Trust, Inc.

Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Real Estate Operating Income	$44,229	$50,532	$148,367	$204,166
Add:
Depreciation	27,090	25,997	106,073	99,745
Amortization	16,171	14,903	57,299	62,050
Impairment loss on real estate assets	—	—	35,063	—

Core EBITDA*	87,490	91,432	346,802	365,961
Add:
General & administrative expenses	6,269	8,310	28,271	31,631
Deduct:
Lease termination income	(1,981)	(3,746)	(2,763)	(13,273)
Lease termination expense - straight line rent & FAS 141 write-offs	552	282	1,353	590

Core net operating income (Accrual basis)*	92,330	96,278	373,663	384,909
Deduct:
Straight line rent adjustment	(2,588)	(994)	(2,923)	(1,994)
FAS 141 adjustment	(1,211)	(874)	(4,934)	(3,225)

Core net operating income (Cash basis)*	88,531	94,410	365,806	379,690
Deduct:
Acquisitions	(131)	(254)	(815)	(1,061)
Industrial Properties	(638)	(633)	(2,559)	(2,513)

Same Store NOI*	$87,762	$93,523	$362,432	$376,116

Year over year change in same store NOI			-3.6%
Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(1)			4.5	4.8

(1)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally adding back any impairment losses and other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or liquidity. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core Net Operating Income (“Core NOI”): Core NOI is defined as income from property operations with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income associated with lease terminations. We present this measure on a cash basis which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store NOI: Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year. Same Store NOI excludes amounts attributable to industrial properties. We present this measure on a cash basis which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.

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